SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                 (Amendment #4)


                                 Conceptus Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    206016107
                                 (CUSIP Number)

    December 31, 2003 (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this schedule is filed:

                                ( ) Rule 13d-1(b)
                                ( ) Rule 13d-1(c)
                                (X) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

--------------------------------------------------------------
1)       Name of Reporting Person
         S.S. or I.R.S. Identification-     Safeco Common Stock Trust
         No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box         (a)
         if a Member of a Group             ___________________________
         (See Instructions)                (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of            State of Delaware
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially
Owned by       ___________________________________________________
Reporting       (6) Shared Voting
Person With         Power                   1,246,800
                  ---------------------------------------------------
                  (7) Sole Dispositive
                                Power       0
                  ---------------------------------------------------
                  (8) Shared Dispositive
                        Power               1,246,800
______________________________________________________________
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          1,246,800
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class
         Represented by Amount in Row 9     5.7%
---------------------------------------------------------------
12)      Type of Reporting Person           IV
         (See Instructions)

--------------------------------------------------------------
1)       Name of Reporting Person
         S.S. or I.R.S. Identification     Safeco Resource Series Trust
         No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box         (a)
         if a Member of a Group             ___________________________
         (See Instructions)                (b)
---------------------------------------------------------------
3) SEC Use Only
---------------------------------------------------------------
4) Citizenship or Place of
         Organization                      State of Delaware
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially
Owned by       ___________________________________________________
Reporting       (6) Shared Voting
Person With         Power                   784,600
                  ---------------------------------------------------
                (7) Sole Dispositive
                     Power                  0
                  ---------------------------------------------------
                  (8) Shared Dispositive
                        Power               784,600
______________________________________________________________
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          784,600
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class
         Represented by Amount in Row 9     3.6%
---------------------------------------------------------------
12)      Type of Reporting Person           IV
         (See Instructions)

------------------------------------------------------------
 1)      Name of Reporting Person          Safeco Asset Management
         S.S. or I.R.S.                    Company
         Identification
         No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box        (a)
         if a Member of a Group            ___________________________
         (See Instructions)               (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of             State of Washington
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially           ___________________________________________________
Owned by        (6) Shared Voting
Reporting              Power                2,031,400
Person With       ___________________________________________________
                  (7) Sole Dispositive
                                Power       0
                  ---------------------------------------------------
                  (8) Shared
                        Dispositive Power   2,031,400
---------------------------------------------------------------
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          2,031,400(1)
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                 9.4%
---------------------------------------------------------------
12)      Type of Reporting Person           IA
         (See Instructions)

------------------------------------------------------------

1 The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. Such reported shares are owned beneficially by registered investment companies for which the Reporting Person serves as an adviser, and include the shares reported in this joint 13G by Safeco Common Stock Trust and Safeco Resource Series Trust.

---------------------------------------------------------------
 1)      Name of Reporting Person          Safeco Corporation
         S.S. or I.R.S.
         Identification No. of Above Person
---------------------------------------------------------------
 2)      Check the Appropriate Box         (a)
         if a Member of a Group            ___________________________
         (See Instructions)                (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of           State of Washington
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially           ___________________________________________________
Owned by        (6) Shared Voting
Reporting              Power                2,138,800
Person With       ___________________________________________________
                (7) Sole Dispositive
                    Power                   0
                  ---------------------------------------------------
                (8) Shared
                    Dispositive Power       2,138,800
---------------------------------------------------------------
9)       Aggregate Amount Beneficially
         Owned by Reporting Person          2,138,800(2)
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                  9.8%
---------------------------------------------------------------
12)      Type of Reporting Person            HC
         (See Instructions)

-----------------------

2 The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. Such reported shares are owned beneficially by registered investment companies for which a subsidiary of the Reporting Person serves as an adviser, and by employee benefit plans for which the Reporting Person is a plan sponsor and include the shares reported in this joint 13G by Safeco Common Stock Trust and Safeco Resource Series Trust.

Item 1(a).        Name of Issuer:  See front cover

Item 1(b).        Address of Issuer Principal Executive Offices:

                  1021 Howard Avenue, San Carlos, CA  94070

Item 2(a).        Name of Person(s) Filing:  See Item 1 on cover page (pp 2-5).

Item 2(b).        Address of Principal Business Office or, If None, Residence:

                  Safeco Common Stock and Resource Series Trusts:
                     4854 154th Place NE, Redmond, WA  98052-9664

                  Safeco Corporation:  Safeco Plaza, Seattle, WA  98185

                  Safeco Asset Management Company:
                     601 Union Street, Suite 2500, Seattle, WA  98101

Item 2(c).        Citizenship:   See Item 4 on cover page (pp 2-5).

Item 2(d).        Title of Class of Securities:   See front cover page.

Item 2(e).        CUSIP Number:   See front cover page.

Item 3.     If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
                  (c), check whether the persons filing are:

         (a) ( )Broker or Dealer registered under Section 15 of the Act.
         (b) ( )Bank as defined in Section 3(a)(6) of the Act.
         (c) ( )Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) (X)Investment Company registered under Section 8 of the Investment Company Act of 1940.
         (e) (X)Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.
         (f) ( )Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of
                1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
         (g) (X)Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).
         (h) ( )Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) ( )Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j) ( )Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership:

                    Items (a) through (c): See items 1 and 5-11 of the cover pages (pp 2-5).

                    Safeco Asset Management Company and Safeco Corporation expressly declare that the filing of this statement on
                    Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of the securities covered by this statement. Each of such companies is filing this statement because it is considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly own such shares.

Item 5. Ownership of 5% or Less of a Class: As of December 31, 2003, Safeco Resource Series Trust ceased to be a reporting person because it no longer is the beneficial owner of more than 5% of the common stock of Conceptus, Inc.


Item 6.  Ownership of More than 5% on Behalf of Another Person:  Not applicable.

Item 7.  Identification  and  Classification  of the  Subsidiary  Which
                 Acquired the Security Being Reported on by the Parent Holding Company.

                  Safeco Asset Management Company is the subsidiary on which Safeco Corporation is reporting as the parent holding company. Safeco Asset Management Company is an investment adviser as specified in Item 12 on the cover page (p. 4), and reported shares are owned beneficially by registered investment companies for which Safeco Asset Management Company serves as investment adviser.

Item 8.  Identification and Classification of Members of the Group.
         Not applicable.

Item 9.  Notice of Dissolution of Group.  Not applicable.

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits.

                  The statement required by Rule 13d-1(k) is attached as Exhibit
                   A.


Signature.
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 4, 2004                               Safeco Corporation



                                           By       /s/ Ronald L. Spaulding
                                                    ---------------------------
                                                    Ronald L. Spaulding
                                                    Vice President and Treasurer


                                                    Safeco Common Stock Trust


                                           By       /s/ David H. Longhurst
                                                    ----------------------------
                                                   David H. Longhurst, Treasurer


                                                   Safeco Resource Series Trust



                                          By       /s/ David H. Longhurst
                                                    ----------------------------
                                                   David H. Longhurst, Treasurer



                                                 Safeco Asset Management Company



                                        By       /s/ David H. Longhurst
                                                    ----------------------------
                                                   David H. Longhurst, Secretary

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(k), Safeco Corporation, Safeco Asset Management Company, Safeco Resource Series Trust and Safeco Common Stock Trust each agree that Schedule 13-G filed by them with regard to Conceptus, Inc.'s common stock is filed on behalf of each of them.


Date: February 4, 2004                               Safeco Corporation



                                                By  /s/ Ronald L. Spaulding
                                          --------------------------------------
                                                    Ronald L. Spaulding
                                                    Vice President and Treasurer


                                                   Safeco Common Stock Trust


                                           By       /s/ David H. Longhurst
                                                    ----------------------------
                                                   David H. Longhurst, Treasurer


                                                  Safeco Resource Series Trust



                                            By     /s/ David H. Longhurst
                                                    ----------------------------
                                                   David H. Longhurst, Treasurer



                                                Safeco Asset Management Company



                                            By       /s/ David H. Longhurst
                                                    ----------------------------
                                                   David H. Longhurst, Secretary